EXHIBIT 10.19

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
                  ---------------------------------------------

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement"), made and entered into as of this 16th day of October, 2006, by and between the Buyer, as defined below, and the Seller, as defined below.

As used in this Agreement, the term "Buyer" includes ERF Wireless, Inc., a Nevada corporation ("Parent"), and ERF Wireless Bundled Services, Inc.., a Texas corporation ("Subsidiary").

As used in this Agreement, the term "Seller" means NetYeti, Inc., a Texas corporation, with its principal place of business in Lake Jackson, Texas.

                              W I T N E S S E T H:

WHEREAS, Seller presently operates a business engaged in providing fixed wireless broadband Internet solutions and bandwidth to residential and commercial businesses (the "Business"); and

WHEREAS, Seller desires to sell substantially all of the assets and contracts of the Business to Buyer, and Buyer desires to purchase such assets and contracts from Seller, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, Buyer and Seller, in consideration of the mutual promises hereinafter set forth, do hereby promise, and agree as follows:

ARTICLE ONE: ASSETS TO BE PURCHASED
-----------------------------------

1.1 SUBJECT ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells to Subsidiary and Subsidiary hereby purchases from Seller, at the Closing, all of Seller's right, title, and interest in substantially all of the assets associated with the Business, including the following:

         All cash, cash equivalents, accounts (including without limitation, any accounts, deposit accounts;
         all inventory, equipment, goods, documents pertaining to operations, instruments (including, without limitation, promissory notes);
         all rights to equipment, tower and office space leases;
         all contract rights including ISP Subscriber Agreements, all Design Agreements, Equipment Purchase Agreements, Internet Access and Monitoring and Maintenance Agreements with commercial customers, including the existing dial-up customers;
         all general intangibles, chattel paper, supporting obligations, investment property (including without limitation, all equity interests owned by Seller);
         all letter of credit rights;
         all accounts and notes receivable, all work in progress, and all other contracts and agreements relating to the conduct of the Business;
         all equipment and software;
         the 1996 Ford and 1993 GMC bucket trucks;
         the 40 foot trailer mounted tower;
         the BDN 70 foot crank-up tower;

         all legally assignable government permits, licenses and certifications ("Governmental Permits"); and

         all proceeds and products thereof, all documents, files and records containing technical support, all additions, accessions and substitutions thereto and other information pertaining to the operation of the Business.

All of the assets being purchased by Buyer as described in this Paragraph 1.1 are hereinafter referred to as the "Subject Assets."

Documentation that will be provided under the purchase will include copies of the following books, records, manuals and other materials in any tangible form to the extent relating to the Business and/or the Subject Assets: records relating to customers that are parties to any contracts, records relating to vendors, and all other books, records, files, correspondence, documents and information owned by Seller relating to the Business that are currently in the possession of the employees of the Business, however maintained or stored (collectively, the "Records"), it being understood that the Seller may cause to be deleted confidential information that does not relate to the Subject Assets or the Business.

1.2 EXCLUDED ASSETS. The Subject Assets shall not include the following (herein referred to as the "Excluded Assets"):

         all corporate minute books, stock transfer books and other document relating to the organization, maintenance and existence of Sellers as a corporation ("Corporate Documents");
         all rights of Seller pursuant to this Agreement, including the consideration paid to Seller pursuant to this Agreement;
         all originals of personnel records and other records that Seller are required by applicable law to retain in its possession;
         all tax refunds which Seller is due;
         all capital stock in Seller; and
         any other item specifically listed in Schedule 1.2.

1.3 PURCHASE PRICE; PAYMENT OF PURCHASE PRICE. In addition to the Assumed Liabilities described below, the aggregate consideration for the Subject Assets (the "Purchase Price") shall be the amount equal to: $300,000, (the "Initial Payment"), plus an Earnout to be calculated as follows, (the "Purchase Price"):

         >>       One (1) times Gross Revenue Incremental Growth of 36db for the time period after closing until December 31, 2006. plus
         >>       One (1) times Gross Revenue Incremental Growth of 36db for the calendar year ending December 31, 2007; plus
         >> One (1) times Gross Revenue Incremental Growth of 36db for the calendar year ending December 31, 2008.

1.4 PAYMENT TERMS. The Initial Payment of the Purchase Price will be payable to Seller by Buyer on the Closing date and shall be paid through the issuance of shares in Parent Restricted Common Stock. Subsequent annual payments for Earnout based on Incremental Revenue will be payable on the 1st of April following the close of each calendar year for which payment is to be made (each an "Annual Payment Date"). The Initial Payment will be paid by the issuance of 750,000 shares of Parent Restricted Stock and each Annual Payment will be paid by issuance of Parent Restricted Common Stock; the number of shares of which would be calculated based on the average closing price for the 20 trading days immediately preceding each respective payment. For purposes of the calculating the Initial Payment, the number of shares was calculated based on the average closing price for the 20 trading immediately preceding the date of the original agreement; October 2, 2006. The Parent agrees to provide its transfer agent with an opinion letter and instructions to remove the restricted legend from Seller's shares in accordance with SEC Rule 144, following the 12-month holding period that begins on the share issuance date. Further, the Parent Restricted Common Stock shall be distributed to NetYeti, Inc. or alternatively as instructed by the Seller pursuant to Schedule 1.4. All fractional shares resulting from a prorated distribution calculation shall be rounded up to the next whole share amount.

The Buyer shall provide the Seller with a two year guaranty, secured by the Assets purchased herewith, in an amount not to exceed $175,000 for covering any documented shortfalls realized from the open market sale of the Restricted Stock before the end of the guarantee period. The Seller's legal counsel shall prepare a UCC-1 acceptable to Buyer; covering the assets conveyed herewith and all new wireless broadband assets acquired post Closing that are specific to the exclusive territory set forth in Section 6.4.1 and customers accounts placed by the Seller. Further, presuming that the Seller has not realized at least $175,000 in cash from the sale of the Restricted Stock issued for the Purchase Price by the end of the guaranty period, the Parent Company shall be obligated to issue additional shares to the Seller to cover any shortfall. Following the Sellers realization of $175,000 in proceeds from the sale of Restricted Stock or the end of the guarantee period, whichever occurs first, the Seller shall be obligated to release the guaranty and liens on the Assets purchased herein. Further, the Seller shall have the option to retain the stock at the end of the two year guarantee, although the Seller shall be obligated to release the guaranty and liens on the Assets set forth in the UCC-1 at the end of the guarantee period.

1.5 ASSUMED LIABILITIES; NO OTHER ASSUMPTION OF LIABILITIES. As partial consideration for the Subject Assets, Subsidiary shall deliver to Seller at Closing an Assignment and Assumption Agreement pursuant to which Subsidiary shall assume and pay, perform or discharge, as appropriate, the liabilities and obligations of Seller (the "Assumed Liabilities") (i) arising in connection with the operation of the Business by the Subsidiary after the Closing date, (ii) arising after the Closing date in connection with the performance by the Subsidiary of the contracts and agreements associated with the Business assigned to Subsidiary, including the ISP Subscriber Contracts, equipment and tower leases, office lease and utilities in effect pertaining to the Business, Equipment Purchase, and Monitoring and Maintenance Agreements in existence with commercial customers, (iii) a payment obligation to NetYeti, Inc. in the amount of $25,000 at a 6% interest rate with 24 monthly payments in the amount of $1,108.02 beginning on November 16, 2006 to cover certain liabilities being retained by the Seller or Sellers principals, (iv) the note (lease) payable to the CPE financier, (v) all tower and lease agreements, (vi) certain sales and property taxes payable and (vii) certain billings in excess of earnings (customer prepayments). Items (iii), (v), (vi) and (vii) shall be limited to the amount of cash and cash collected from accounts receivable transferred to the Purchaser on the Closing Date. Should the Purchaser not realize enough cash and cash collected from accounts receivable transferred to the Purchaser at Closing or within 90 days of Closing with respect to the accounts receivable transferred and that are sufficient to offset the liabilities assumed in items (iii), (v),
(vi) and (vii), the Seller shall be obligated to pay the Purchaser any shortfall that exists. Subsidiary shall not assume or be responsible for any such liabilities or obligations that arise from breaches thereof or defaults by Seller prior to the Closing, all of which liabilities and obligations shall constitute "Specified Retained Liabilities" and all such liabilities shall either be retained by Seller or be fully paid prior to Closing.

Except for the Assumed Liabilities, Buyer shall not assume or be obligated under, or become liable for, any debt, liability, contract or obligation whatsoever of Seller or the Business, and Seller shall be responsible for the payment or performance and full discharge of all debts, liabilities, contracts and obligations whatsoever of Seller, including those of the Business accruing prior to the Closing and the Specified Retained Liabilities. In particular (and by way only of example and not by way of limitation), Seller shall be and remain solely responsible for, and shall timely pay or perform and discharge, all debts, liabilities, contracts and obligations with respect to the Business other than the Assumed Liabilities (collectively, together with those liabilities and obligations described in Section 2.2 as constituting the same, "Specified Retained Liabilities"): (i) all obligations, notes and trade accounts payable and other accrued interest and expenses payable to affiliates; (ii) all notes and interest payable to either David Davenport or family members, (iii) any tax liability or obligation relating to transactions or periods prior to and including the Closing Date (but excluding any sales, use, transfer or other tax obligation resulting from the transactions contemplated by this Agreement, which Subsidiary hereby agrees to be responsible for); (iv) any liability or obligation to Seller's employees whatsoever, whether for salaries and wages, sick pay, or any other employee benefit and whether relating to the termination of their employment or otherwise arising, relating to periods prior to and including the Closing; and (v) any legal claim or any other liability or obligation whatsoever incurred by Seller relating to the Business for periods or occurrences prior to and including the Closing Date.

1.6 ALLOCATION OF PURCHASE PRICE. Seller and Buyer shall cooperate to determine (in accordance with applicable U.S. Treasury regulations promulgated under Section 1060 of the U.S. Internet Revenue Code, as amended, the allocation of the Purchase Price and the liabilities of Seller (plus other relevant items) among the Subject Assets as of the Closing Date. Such allocation shall be made in a manner consistent with the fair market value of such assets. Each of the parties will file all tax returns and information reports (including the IRS Form 8594 and any disclosures that are required under Section 1060 of the Internal Revenue Code) in a manner consistent with such allocation.

ARTICLE TWO: CLOSING
--------------------

2.1 TIME AND PLACE OF CLOSING; CLOSING DELIVERIES. The closing of the purchase and sale contemplated herein (the "Closing") shall take place at 10:00 a.m., on October 16, 2006 at the offices of Parent, located at League City, Texas, or such time and date as the parties may agree upon. The date of Closing is hereinafter referred to as the "Closing Date."

At the Closing, Seller shall deliver to Buyer the documents, certificates, agreements and instruments described in Section 2.2, and Buyer shall deliver to Seller the documents, certificates, agreements and instruments described in
Section 2.3.

2.2 CONDITIONS PRECEDENT TO BUYER'S OBLIGATION. The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction (or, in Buyer's sole discretion, written waiver thereof) as of the Closing of the following conditions:

The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects at Closing.

No demand, action, suit, audit, investigation, review, claim or other legal or administrative proceeding (collectively, a "Proceeding") by any nation or government, any state or other political subdivision thereof, including any governmental agency, department, commission, or instrumentality of the United States, any State of the United States or any political subdivision thereof or, any self-regulatory agency or authority (collectively, "Governmental Authority") or other person shall have been instituted or threatened against Seller which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contemplated hereby or which otherwise seeks to affect or could reasonably be expected to affect the transactions contemplated hereby.

Seller's shareholders shall have approved this Agreement and the transactions contemplated thereby.

Seller shall have performed in all material respects its obligations described in Section 5.1.

Seller shall not have billed November services in advance as of the Closing.

Seller shall have entered into a new lease with Lease Corporation of America, ("LCA") for an additional 50 radios and this debt obligation will be assumed by the Buyer along with the other four existing lease schedules in existence with LCA. With respect to such leases, Buyers payment obligations will begin with the applicable November 2006 payment obligation.

Seller, PCCare, Inc., David Davenport, Pat Davenport and their adult children shall have executed and delivered, subject to Closing, 3 year non-competition agreements limited to the ISP segment of the fixed wireless broadband industry. The non-compete obligations shall not include the future and continued business services currently being provided by PCCare, Inc. to residential, commercial businesses, municipalities, government and quasi-governmental agencies. Notwithstanding this exception, both David Davenport and PCCare, Inc. will also agree not to own or operate ISP operations designed and constructed for such entities. Additionally, the immediate family members of David Davenport agree to be bound by the above conditions for a period of 3 years from the date of Closing.

Seller shall have provided the Buyer with certifications from the state and local taxing jurisdictions that all taxes have been paid.

Buyer shall have received from Seller all of the following:

A bill of sale including a complete listing of assets in the form of Exhibit 1, in form and substance satisfactory to Buyer, duly executed by Seller (collectively, the "Bill of Sale"), conveying to Buyer the Subject Assets free and clear of all pledges, security interests, or other similar liens granted by Seller and free and clear of all other adverse claims of any kind whatsoever known by Seller (collectively, "Encumbrances"), except (i) encumbrances for taxes, the payment of which is not delinquent, (ii) materialmen's, warehousemen's, mechanic's or other Encumbrances arising by operation of law in the ordinary course of business for sums not due and which do not materially detract from the value of such assets or properties or materially impair the operation of the Business, and (iii) statutory Encumbrances incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits (collectively "Permitted Encumbrances");

An assignment and assumption agreement in the form of Exhibit 2 (the "Assignment and Assumption Agreement"), duly executed by Seller;

Actual or constructive physical possession of all of the Subject Assets and the Records;

A certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the contemplated transactions and the change of name contemplated by Section 1.1 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the contemplated transactions and accompanied by the requisite documents for amending the relevant governing documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body; and

A legal opinion from Seller's counsel that (1) Seller is bound by this Agreement and (2) subject to Closing, the Bill of Sale and Assignment and Assumption Agreement are in a form legally sufficient to convey to Buyer the Subject Assets free and clear of all Encumbrances, except Permitted Encumbrances.

2.3 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of Seller to consummate the transactions contemplated hereby is subject to satisfaction as of the Closing of the following conditions (or, in the sole discretion of Seller, written waiver thereof):

The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects at Closing.

No proceeding by any Governmental Authority or other person shall have been instituted or threatened against Buyer which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contemplated hereby or which otherwise seeks to affect or could reasonably be expected to affect the transactions contemplated hereby.

Seller's historical operations have been in compliance with all applicable laws and regulations that could have a material adverse impact on the Business.

Buyer shall have performed in all material respects its obligations described in
Section 5.1.

Seller shall have received from Buyer all of the following:

The Payment of the Purchase Price in the form of Parent's Restricted Common Stock Certificates to those shareholders listed on Schedule 1.4;

Buyer shall issue $25,000 in free-trading shares to David Davenport for consulting services at the Closing for integration and transition period services through December 31, 2006.

The Assignment and Assumption Agreement, duly executed by Subsidiary;

A certificate of the Secretary of each of Parent and Subsidiary certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Parent and Subsidiary, respectively, and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the contemplated transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the contemplated transactions; and

A legal opinion from Buyer's counsel that (1) Buyer is bound by this Agreement and (2) subject to Closing, Subsidiary is obligated for the Assumed Liabilities.

2.4 CONSENTS AND OTHER CONDITIONS TO CLOSING. It shall also be a condition precedent to closing that:

         (a) Buyer and Seller shall have obtained all necessary material consents or approvals from all governmental or regulatory authorities that are necessary to acquire the Subject Assets and to continue the historical operations of the Seller in the Subsidiary;

         (b) Seller shall not be involved in or threatened with any litigation that would have a material adverse effect on the Subject Assets;

         (c) an environmental inspection (where applicable) by a licensed environmental inspection firm selected by Parent or Subsidiary shall have reasonably determined the Subject Assets to be free from significant environmental liabilities;

Seller shall have obtained all necessary consents from any utility companies, landlords, lenders, suppliers and other third parties in connection with the material contracts described in Exhibit 3 to be assumed by Subsidiary at Closing ("Material Consents"). If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the "RESTRICTED MATERIAL CONTRACTS"), Buyer may waive the closing conditions as to any such Material Consent and either:

         (i) elect to have Seller continue its efforts to obtain the Material Consents; or

         (ii) elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 1.1 and 1.5, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the contemplated transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts (other than that Seller and Buyer shall have no obligation to offer or pay any consideration in order to obtain any such Material Consents), and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer). If there are any Consents not listed on Exhibit 3 necessary for the assignment and transfer of any Seller contracts to Buyer (the "NONMATERIAL CONSENTS") which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the "RESTRICTED NONMATERIAL CONTRACTS"), whether to:

         (i) accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Seller, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement; or

         (ii) reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 1.1 and 1.5, (A) neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) Seller shall retain such Restricted Nonmaterial Contract and all liabilities arising therefrom or relating thereto.

2.5 FAILURE OF CONDITIONS. If any of the conditions to Closing set forth in Sections 2.2 and 2.3 have not been satisfied, the party or parties entitled to the benefit of such conditions may elect to terminate this Agreement without further liability of the terminating party or to consummate the transactions contemplated hereby and, if any such failure is a result of a breach of any provision of this Agreement, including the failure of any party to execute and/or deliver any item required to be executed and/or delivered pursuant to Sections 2.2 and 2.3, the party or adversely affected thereby may seek appropriate remedies for any and all damages, costs and expenses incurred by reason of such breach.

ARTICLE THREE: WARRANTIES AND REPRESENTATIONS OF SELLER
-------------------------------------------------------

Seller hereby warrants and represents to Buyer, which warranties and representations shall survive the Closing for one year, as follows:

CORPORATE MATTERS; NO CONFLICT. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas and has the authority and power, corporate and otherwise, to carry on the Business in the places and in the manner presently conducted. Seller has the corporate power and authority to enter into this Agreement and the agreements and documents to be executed and delivered pursuant to this Agreement (the "Ancillary Agreements") by Seller and to consummate the transactions contemplated hereby.

The execution, delivery and performance of this Agreement and the Ancillary Documents to be executed by Seller and the consummation of the transactions contemplated hereby have been approved by all necessary corporate action, other than the Seller's shareholders. This Agreement and the Ancillary Documents to be executed by Seller constitute, or, in the case of such Ancillary Documents, upon their execution and delivery by Seller, will constitute, valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy and other Laws generally affecting the rights of creditors and general principles of equity.

To Seller's knowledge, there are no material adverse environmental liabilities associated with the Seller's Business or the Subject Assets.

Except as set forth in Schedule 3, the execution, delivery and performance of this Agreement and such Ancillary Documents to be executed by Seller and the consummation of the transactions contemplated hereby by such party: (i) does not and will not violate, conflict with, or result in the breach of, or default under, any term, condition or provision of, give rise to any right to terminate, cancel, modify, accelerate or otherwise change the existing rights or obligations of such party with respect to, (A) any domestic or foreign Federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guideline or other requirement of or by any Governmental Authority, each as amended through the date hereof (collectively, "Laws") which is applicable to such party, the Business and/or the Subject Assets, (B) any judgment, order, writ, injunction, decree, directive or award of any arbitrator or Governmental Authority (collectively, an "Order") which is applicable to such party, the Business and/or the Subject Assets, (C) the charter documents of Seller or any securities issued by Seller, or (D) any authorization, approval, consent, qualification, permit or license (collectively, an "Authorization") of any Governmental Authority, or any material agreement, or other material instrument, document or understanding, oral or written, to which such party is a party, by which Seller may have rights or by which any of the Subject Assets may be bound or affected; or (ii) result in the creation or imposition of any Encumbrance except Permitted Encumbrances, on the Subject Assets.

No Authorization or other action of, or registration, declaration, recording or filing with, any Governmental Authority or other person (other than the approval of the Board of Directors and shareholders of Seller) is required in connection with the execution and delivery of this Agreement and/or any Ancillary Document to be executed and delivered pursuant hereto by Seller and/or the consummation by Seller of the transactions contemplated hereby.

TITLE TO THE SUBJECT ASSETS. Seller has good and valid title to all of the assets constituting the Subject Assets described in Section 1.1, free and clear of all Encumbrances except Permitted Encumbrances.

COMMITMENTS; CUSTOMERS AND VENDORS. To the knowledge of Seller, the Assets listed on Exhibit 1 are all of the material agreements, arrangements, and other commitments of the Business with its customers (whether written, oral or otherwise) which, if not assigned to or assumed by Buyer as an "Assumed Contract" hereunder, would result in liabilities or obligations of Seller accruing after the Closing. True and correct copies of each of the contracts and all amendments and modifications thereof, have been delivered to Buyer. Assuming that the consent of the customers who are parties to the contracts is obtained pursuant to consents (as defined in 5.1), all of the contracts are assignable by Seller.

EACH ASSUMED CONTRACT IS IN FULL FORCE AND EFFECT. To the knowledge of Seller, Seller has not been made aware of any facts that would suggest that any of the material contracts within Subject Assets is not valid and binding or enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy and other Laws generally affecting the rights of creditors and general principles of equity. Except as set forth in Schedule 3, neither Seller nor, to the knowledge of Seller, any other party to a contract is in breach or default under any contract (with or without the lapse of time, or the giving of notice, or both).

BROKERS, AGENTS. Seller has not dealt with any agent, finder, broker or other representative (other than representatives of Buyer) in any manner which could result in Buyer being liable for any finder's, broker's or other fee or commission in connection with the subject matter of this Agreement.

WARRANTIES TRUE AND CORRECT. No representation or warranty by Seller contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the statements herein or therein complete and not misleading.

Exclusion of Implied Warranties. SELLER EXCLUDES AND DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SUBJECT ASSETS AND EACH OF THEM. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, SELLER MAKES NO WARRANTIES TO BUYER IN CONNECTION WITH THE SALE OR TRANSFER OF THE SUBJECT ASSETS TO SUBSIDIARY OR THE CONDITION OR PROSPECTS OF THE BUSINESS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE THREE.

ARTICLE FOUR: WARRANTIES AND REPRESENTATIONS OF BUYER
-----------------------------------------------------

Buyer hereby warrants and represents to Seller, which warranties and representations shall survive the Closing for a period of three years following Closing, as follows:

CORPORATE MATTERS; NO CONFLICT. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state where it was incorporated. Buyer has the authority and power, corporate or otherwise, to carry on all business activities in the places and in the manner currently conducted by it. Buyer has the corporate power and authority to enter into this Agreement and the Ancillary Agreements to be executed and delivered by it and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Buyer have been approved by all necessary corporate action. This Agreement and the Ancillary Documents to be executed and delivered by Buyer constitute, or in the case of the Ancillary Documents, upon their execution and delivery by Buyer, will constitute, valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy and other Laws generally affecting the rights of creditors and general principles of equity.

The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed and delivered by Buyer, the consummation of the transactions contemplated hereby, and the compliance herewith, by Buyer: (i) does not, and will not violate, conflict with or result in the breach of, or default under, any term, condition or provision of, give rise to any right to terminate, cancel, modify, accelerate or otherwise change the existing rights or obligations of such party with respect to, (a) any Laws which is applicable to Buyer, (b) Order which is applicable to Buyer, (c) the charter documents of Buyer or any securities issued by Buyer, or (d) any Authorization of any Governmental Authority, or any agreement, or other instrument, document or understanding, oral or written, to which Buyer is a party.

No Authorization or other action of, or registration, declaration, recording or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of this Agreement and/or any Ancillary Document to be executed and delivered pursuant hereto by Buyer and/or the consummation by Buyer of the transactions contemplated hereby.

SEC FILINGS; FINANCIAL STATEMENTS

         (a) The Parent has made available to the Seller, upon request of the Seller, accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by the Parent with the Securities Exchange Commission (the "SEC") between December 31, 2004 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 (as the case may be); and
                  (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Between the date of the most recently filed Parent SEC Document and the date of this Agreement, there has been no material adverse change in the Parent's affairs that has not been disclosed in the Parent's SEC Documents, PROVIDED, HOWEVER, that for purposes of determining whether there shall have been any such material adverse change, (i) any adverse change resulting from or relating to worldwide general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which Parent competes shall be disregarded, and (iii) any adverse change to the stock price of the Parent's Common Stock, as quoted on any nationally recognized stock quotation system, shall be disregarded.

         (c) The consolidated financial statements contained in the Parent's SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of the Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of the Parent and its subsidiaries for the periods covered thereby.

         (d) The Parent qualifies as a registrant whose securities may be resold pursuant to Form S-1 or SB-2 promulgated by the SEC pursuant to the Securities Act of 1933, as amended.

BROKERS; AGENTS. Buyer has not dealt with any agent, finder, broker or other representative in any manner which could result in Seller being liable for any fee or commission in the nature of a finder's or originator's fee in connection with the subject matter of this Agreement.

WARRANTIES TRUE AND CORRECT. No warranty or representation by Buyer contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the statements therein contained not misleading.

ARTICLE FIVE: ADDITIONAL COVENANTS
----------------------------------

5.1 GENERAL Buyer and Seller understand and agree to cooperate on the completion of comprehensive due diligence, including the preparation of Parent audited financial statements covering the assets to be purchased and liabilities assumed for inclusion in a report on Form 8-K to be filed by Parent with the U.S. Securities and Exchange Commission. Buyer and Seller acknowledge that the satisfactory completion of due diligence is a condition precedent to the closing obligation of either party.

5.2 BEST EFFORTS. Buyer shall use its best efforts to obtain within sixty (60) days after the Closing from each party (other than Seller) to a contract such customer's written agreement to the assignment of its contract to Buyer, and Seller shall use its best efforts, together with Buyer, in obtaining all such Consents. "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the contemplated transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

5.3 PUBLICITY. Seller (nor any agent or representative of Seller) shall make any public statements, including any press releases with respect to this Agreement and/or the transactions contemplated hereby or any of the terms thereof without the express prior written consent of the Parent, (it being understood that in no event shall any statement by Seller or Buyer with respect to this Agreement and/or the transactions contemplated hereby or any of the terms thereof that is consistent with the communication plan specified by Parent and agreed upon by the parties and made after the Closing to customers or vendors of the Business constitute a public statement restricted hereby). Seller understands that Parent of Buyer is a public company and Parent will issue all public statements regarding this transaction as well as information releases for all future public releases.

5.4 COOPERATION. Seller shall cooperate with Buyer and use its best efforts to cause respective officers, employees, agents, accountants and representatives, if any, of Seller to cooperate with Buyer after the Closing to facilitate the orderly transition of the Business and the Subject Assets to Buyer and to minimize any disruption to the Business that might result from the transactions contemplated hereby. Without limiting the generality of the foregoing provision, during the ninety (90) day period commencing on the Closing Date, Seller shall perform the transition services as reasonably specified by Buyer.

5.5 EXECUTION OF ADDITIONAL DOCUMENTS. From time to time, as and when requested by Buyer and Seller shall execute and deliver, or cause to be executed and delivered, all such documents and instruments of conveyance and shall take, or cause to be taken, all such further or other actions as are necessary to consummate the transactions contemplated by this Agreement and to convey, assign, transfer and deliver to Buyer any of the properties or assets intended to be conveyed, assigned, transferred and delivered pursuant to this Agreement.

5.7 RECORDS. For the five (5) year period commencing on the Closing Date, upon reasonable notice, Buyer and Seller agree to furnish or cause to be furnished, during normal business hours, to each other and their respective representatives, employees, counsel and accountants access to such information and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms, or the defense of any tax claim or assessment, relating to the Business; provided, however, that such access does not unreasonably disrupt the normal operations of Buyer or Seller.

ARTICLE SIX: INDEMNIFICATION & POST CLOSING CONDITIONS
------------------------------------------------------

6.1 INDEMNIFICATION OF BUYER. Seller agrees to indemnify Buyer and its Affiliates and their respective members, managers, shareholders, directors, officers, employees and agents (collectively, the "Buyer Indemnified Parties") against, and to hold each such person harmless from, any and all damages, losses, deficiencies, actions, demands, judgments, diminution in value, costs and expenses (including reasonable attorneys' and accountants' fees) (collectively, "Losses") of or against such person resulting from (i) any misrepresentation or breach of warranty on the part of Seller in this Agreement or in any Ancillary Agreement; (ii) any breach or non-fulfillment of any agreement or covenant contained herein or in any Ancillary Agreement on the part of Seller; (iii) any failure of Seller to pay and/or perform any liabilities or obligations of Seller or the Business (including the Specified Retained Liabilities and any such liability arising by operation of law) other than the Assumed Liabilities; and (iv) any claims and liabilities to the extent related to both (A) Seller's operation of the Business and (B) periods or occurrences prior to the Closing or, as Seller's operation of the Business relates to an Assumed Contract, prior to the deferred transfer date, if any, applicable to such Restricted Material Contract. For purposes hereof, "Affiliate" shall mean, as to any person, any other person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

6.2 INDEMNIFICATION OF SELLER. Buyer agrees to indemnify Seller and its Affiliates and their respective members, managers, shareholders, directors, officers, employees and agents (collectively, the "Seller Indemnified Parties") against, and to hold each such person harmless from, any and all damages, losses, deficiencies, actions, demands, judgments, diminution in value, costs and expenses (including reasonable attorneys' and accountants' fees) (collectively, "Losses") of or against such person resulting from (i) any misrepresentation or breach of warranty on the part of Buyer in this Agreement or in any Ancillary Agreement; (ii) any breach or non-fulfillment of any agreement or covenant contained herein or in any Ancillary Agreement on the part of Buyer; (iii) any failure of Buyer to pay and/or perform any liabilities or obligations of Buyer or the Business (including the Specified Retained Liabilities and any such liability arising by operation of law) other than the Assumed Liabilities; and (iv) any claims and liabilities to the extent related to both (A) Buyer's operation of the Business and (B) periods or occurrences prior to the Closing or, as Buyer's operation of the Business relates to an Assumed Contract, prior to the deferred transfer date, if any, applicable to such Restricted Material Contract. For purposes hereof, "Affiliate" shall mean, as to any person, any other person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

6.3 PROCEDURE RELATIVE TO INDEMNIFICATION. The following procedure shall govern indemnification: (a) If either party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article Six, it (the "Claiming Party") shall so notify Seller in the case of a claim for indemnification hereunder (a "Claim") by any Claiming Party who or which is a Buyer Indemnified Party or Buyer in the case of a Claim by a Claiming Party who or which is a Seller Indemnified Party (the "Indemnifying Party") in writing of such claim promptly within ninety (90) days after receipt of a notice of such claim or notice of any claim of a third party that may reasonably be expected to result in a claim by the Claiming Party against the Indemnifying Party except that notice shall be given to the Indemnifying Party within such earlier period of time as may be reasonably necessary to allow the Indemnifying Party to respond to any pleading or other document for which a timely response is required; provided, however, that failure to timely give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such notice shall specify the breach of representation, warranty, or agreement claimed by the Claiming Party and the Losses incurred by, or imposed upon, the Claiming Party on account thereof. If such Losses are liquidated in amount, the notice shall so state and such amount shall be deemed the amount of the Claim of the Claiming Party. If such Losses are not liquidated in amount, the notice shall so state and, in such event, a Claim shall be deemed asserted against the Indemnifying Party by the Claiming Party, but no payment shall be made on account thereof until the amount of such Claim is liquidated and the Claim is finally determined. In the case of a Claim other than one which is based upon a Proceeding by any third party, including any Proceeding by any Governmental Authority (a "Third Party Claim"), if the Indemnifying Party agrees with such Claim for indemnification, it shall remit payment for the amount of such Claim promptly after receipt from the Claiming Party of the notice and invoice therefore. In the event of a dispute, the Claiming Party and the Indemnifying Party shall proceed in good faith and attempt to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(b) The following provisions shall apply to any Claim of the Claiming Party that is based upon a Third Party Claim:

(1) The Indemnifying Party shall, upon receipt of such written notice and at its expense, defend such Third Party Claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it and the Claiming Party shall have the right, at its expense, to participate in such defense. The Indemnifying Party shall have the right to settle and compromise such Third Party Claim only with the consent of the Claiming Party, which consent shall not be unreasonably withheld; provided, however, that, in making its determination as to whether to grant such consent, the Claiming Party shall be entitled to consider the impact of the proposed settlement upon its reputation and/or the goodwill of the businesses which it conducts.

(2) If the Indemnifying Party shall notify the Claiming Party that it disputes any Claim made by the Claiming Party with respect to, and/or it shall refuse or choose not to conduct a defense against, such Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such Third Party Claim and shall have the right to settle and compromise such Third Party Claim without the consent of the Indemnifying Party. Once the amount of such Claim is liquidated and the Claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article Six and, if it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such Claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees, which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article Six, whether the same shall be enforced by suit or otherwise.

6.4 POST CLOSING CONDITIONS.

6.4.1 BUYER'S OBLIGATIONS TO SELLER Following the Closing, Buyer shall have the ongoing obligations and duties to Seller concerning the operations of Subsidiary set forth below.

         (1) Subsidiary will be domiciled and operated from League City, Texas, unless otherwise agreed to in writing by both Parent and Seller Representative.

         (2) Seller shall be granted an exclusive right to provide commission only sales of wireless broadband services in support of Purchaser in a territory that will initially include the area of coverage of the existing Seller network and may be expanded by mutual agreement of Purchaser and Seller to a coverage area bounded on the east by I-45, on the north by I-59 and on the west by SR 87. Seller will maintain this exclusive right to commission sales for Purchaser in the territory until December 31, 2008 as long as Seller provides a minimum of thirty new account customer sales per month or an average of 90 customers per any consecutive 3 months at Purchaser's standard rates. Should Seller fail to meet this minimum number of new sales in any given month following Closing, Seller may continue to sell on a commission basis but Purchaser reserves the right to also sell by other means in the territory. The amount of the commission to Seller on any new account sale will be one months revenue and will be paid net 30 days following the installation and activation of the account.

         6.4.2 SELLERS OBLIGATIONS TO BUYER. Following the Closing, Seller shall have the ongoing obligations and duties to Buyer concerning the operations of Subsidiary set forth below.

         (1) Following the Closing, the operation of Seller will be focused on commission only sales of wireless broadband services aspects of the business and all implementation, support and operations, including "shared service " aspects of the Business will be provided by Parent to Subsidiary as a support function in order to reduce costs and achieve economies of scale. Examples of such shared services include, but are not limited to, (1) administrative financial transactions such as billing, collections, purchase orders, payments, accounting, etc. (2) administrative matters related to personnel, such as payroll, insurance, stock plans and 401K plan, when implemented. (3) legal, tax, leasing, public releases, investor relations, and human relations functions.

         (2) Parent operates a network operations center (NOC) at Parent's League City facility that will serve as the primary NOC for the acquired business operations. After suitable testing, training, integration planning and staffing the League City NOC will become the primary NOC for the Seller's ISP wireless broadband networks and the Seller's NOC will become a backup NOC if deemed to be required by Purchaser.

         ARTICLE SEVEN: MISCELLANEOUS
         ----------------------------

7.1 EXPENSES. The parties hereto shall pay their own expenses, including accountants' and attorneys' fees, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer shall be liable for and shall pay and discharge when due any sales or transfer taxes incurred in connection with the purchase and sale of the Subject Assets pursuant to this Agreement.

7.2 HEADINGS; USE OF CERTAIN WORDS. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement. Unless the context clearly otherwise requires, as used herein, the term "Agreement" shall mean this Agreement, including the Exhibits attached hereto. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and, except as expressly provided otherwise herein, references herein to Articles or Sections or Schedules or Exhibits shall mean the Articles and Paragraphs hereof and the Schedules and Exhibits attached hereto. The use of the neuter pronoun "it" shall also refer as appropriate to the masculine and/or feminine gender, and vice versa. The use of the singular herein shall, where appropriate, be deemed to include the plural and vice versa. As used herein, the word "person" refers to any individual, corporation limited liability company, partnership, trust, Governmental Authority or other organization or entity. As used herein, the term "including" shall mean "including, without limitation. For those warranties and representations set forth in Article Three which are subject to the qualification "to the Knowledge of Seller" or similar language, Seller shall be deemed to have knowledge of a matter if any executive officer has knowledge of the matter. For those warranties and representations set forth in Article Four which are subject to the qualification "to the Knowledge of Buyer" or similar language, Buyer shall be deemed to have knowledge of a matter if any executive officer has knowledge of the matter.

7.3 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when personally delivered, when sent by facsimile transmission actually received by the receiving equipment, when sent by reputable express or courier delivery service, delivery charges prepaid, or three (3) days after being deposited in the United States mail, certified mail, postage prepaid, return receipt requested, addressed as set forth on the signature page, or to such other address as shall be designated by the addressee by notice duly given in accordance herewith.

7.4 ASSIGNMENT. This Agreement and the rights hereunder shall not be assignable or transferable by Buyer or Seller prior to the Closing without the prior written consent of the other party hereto.

7.5 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, beneficiaries, successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their permitted successors or assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

7.6 ENTIRE AGREEMENT; AMENDMENT OR WAIVER; CUMULATIVE REMEDIES. This Agreement, the Schedules and Exhibits attached hereto and the agreements executed and delivered in connection herewith constitute the entire agreement between the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions, negotiations, agreements and understandings of the parties (whether oral or written) are merged herein and superseded hereby. No amendment, modification, or waiver hereto or hereunder shall be valid unless in writing signed by an authorized signatory of each party to be affected thereby against whom enforcement thereof is being sought. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of, or failure to comply with, this Agreement shall be held to be a waiver of any other or subsequent breach or failure to comply. All rights and remedies under this Agreement are cumulative to all other rights and remedies that may be available to each party, including all rights and remedies, whether in tort or otherwise, whatsoever at law or in equity with respect hereto, which each party hereby expressly reserves.

7.7 SEVERABILITY. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

7.8 APPLICABLE LAW. This Agreement in all respects, including as to its validity, interpretation, enforcement and effect, shall be governed by the internal Laws of the State of Texas without regard to the Laws which otherwise would govern under principles of conflicts of laws thereof.

7.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

7.10 REPRESENTATIVE OF SELLER. Seller hereby constitutes and appoints David Davenport as their representative ("Seller Representative") and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them to act on behalf of Seller in the absolute discretion of the Seller Representative, but only with respect to the following provisions of this Agreement, with the power to:

          (a) act pursuant to Section 1.5 with respect reviewing and approving any repayment obligations necessary to comply the payment obligations for shortfalls resulting from accounts receivable transferred and that are sufficient to offset the liabilities assumed in items 1.5 (iii), (vii), and
(viii); and

         (b) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 7.10.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of Seller or by operation of law. Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Seller Representative pursuant to this Section 7.10. Seller agrees that the Seller Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Seller Representative in good faith hereunder, and Seller shall indemnify and hold the Seller Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Seller Representative may sustain as a result of any such action or omission by the Seller Representative hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

                                   BUYER
                                   ERF Wireless, Inc., a Nevada corporation
                                     ("Parent")


                                   By: /s/ Dr. H. Dean Cubley
                                       -----------------------------------------
                                       Name: Dr. H. Dean Cubley
                                       Title: Chief Executive Officer

                                   ERF Wireless Bundled Services, Inc. a Texas
                                     corporation ("Subsidiary")

                                   By: /s/ R. Greg Smith
                                       -----------------------------------------
                                       Name: R. Greg Smith
                                       Title: Chief Financial Officer


Send Notices to:
----------------
Mr. R. Greg Smith, CFO
ERF Wireless, Inc.
2911 South Shore Blvd., Suite 100
League City, TX 77573
Telephone 281.538.2101
Facsimile 281.538.2155
Email rgs@erfwireless.com

                                       SELLER
                                       NetYeti, Inc.

                                       By: /s/ Patricia G. Davenport
                                           -------------------------------------
                                           Name: Patricia G. Davenport
                                           Title: President






Send Notices to:
----------------
Mrs. Patricia G. Davenport
PRESIDENT
NetYeti, Inc.
221 Parking Way
Lake Jackson, Texas 77566
Via Email: David@pccare-inc.com